SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (FILE NO. 333-87013)	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (FILE NO. 333-111751)

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-4 REGISTRATION STATEMENT
(FILE NO. 333-104321)

UNDER
THE SECURITIES ACT OF 1933

THE SPORTS AUTHORITY, INC.*

(Exact name of Registrant as specified in its charter)

* Formerly known as Gart Sports, Inc.

Delaware	84-124802
(State of Incorporation)	(I.R.S. Employer Identification No.)

1050 W. Hampden Ave

Englewood, CO 80110

(303) 200-5050

(Address of Principal Executive Offices)

Gart Sports Company 1994 Management Equity Plan	The Sports Authority, Inc. 2000 Stock Option and
The Sports Authority, Inc. 2003 Long Term	Stock Award Plan, As Amended
Incentive Compensation Plan	The Sports Authority 401(k) Savings
The Sports Authority, Inc. Director Stock Plan	and Profit Sharing Plan
Salaried Employees Stock Option
and Stock Award Plan

(Full Titles of the Plans)

Nesa E. Hassanein

Secretary and General Counsel

The Sports Authority, Inc.

1050 W. Hampden Ave.

Englewood, CO 80110

(303) 200-5050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jennifer Bellah-Maguire, Esq.

Gibson, Dunn & Crutcher LLP

333 S. Grand Ave.

Los Angeles, CA 90071

(213) 229-7986

Explanatory Note

The Sports Authority, Inc., a Delaware corporation formerly known as Gart Sports, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on September 13, 1999 (Registration No. 333-87013) (the “1999 Registration Statement”) and pursuant to its Registration Statement on Form S-8 filed with the SEC on January 7, 2004 (Registration No. 333-111751) (the “2004 Registration Statement”).  The 1999 Registration Statement registered 250,000 shares of the Company’s common stock and carried forward 1,691,773 shares of the Company’s common stock registered on Form S-8 (Registration No. 333-43997) for issuance, offer or sale pursuant to the Gart Sports Company 1994 Management Equity Plan (the “1994 Plan”).  The 2004 Registration Statement registered 2,500,000 shares of the Company’s common stock for issuance, offer or sale pursuant to The Sports Authority, Inc. 2003 Long Term Incentive Compensation Plan (the “2003 Plan”).

The Company is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-4 effective on June 25, 2003 and amended by a Post-Effective Amendment on Form S-8 filed on August 4, 2003 (Registration No. 333-104321) (as amended, the “2003 Registration Statement”).  The 2003 Registration Statement registered 2,231,825 shares of the Company’s common stock for issuance, offer or sale pursuant to the Director Stock Plan (the “Director Plan”), 2000 Stock Option and Stock Award Plan (the “2000 Plan”) and Salaried Employees Stock Option and Stock Award Plan (the “Salaried Employees Plan”) of the Company.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, the 2003 Registration Statement also covered an indeterminate amount of interests to be offered or sold pursuant to The Sports Authority 401(k) Savings and Profit Sharing Plan (the “401(k) Plan”).

On May 3, 2006, pursuant to an Agreement and Plan of Merger, dated as of January 22, 2006, by and among the Company, Slap Shot Holdings Corp. (“Slap Shot”) and SAS Acquisition Corp. (the “Merger Agreement”), the Company became a wholly-owned subsidiary of Slap Shot Holdings Corp. As provided in the Merger Agreement, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), was converted into the right to receive cash in the amount of $37.25.

Pursuant to the Merger Agreement, Slap Shot and the Company have taken such actions as are necessary such that the Company’s Common Stock is no longer issuable under the 1994 Plan, the 2003 Plan, the 2000 Plan or the Salaried Employees Plan.  Instead, unregistered shares of Slap Shot Common Stock will be issuable under the 1994 Plan, the 2003 Plan, the 2000 Plan and the Salaried Employees Plan in such amounts and at such prices as adjusted pursuant to the 1994 Plan, the 2000 Plan, the 2003 Plan, the Salaried Employees Plan and the Merger Agreement.

Pursuant to the Merger Agreement, Slap Shot and the Company have taken such actions as are necessary such that the Company’s Common Stock is no longer issuable under the Director Plan or the 401(k) Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this fifteenth day of August, 2006.

THE SPORTS AUTHORITY, INC.

By:	/s/ Nesa E. Hassanein
Nesa E. Hassanein
General Counsel and Executive Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Nesa E. Hassanein as his or her attorney-in-fact, each with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to these Post-Effective Amendments, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed below by the following persons in the capacities indicated this fifteenth day of August, 2006.

Signature	Title

/s/ John Morton	Chief Executive Officer and Director
John Morton	(Principal Executive Officer)

/s/ Thomas Hendrickson	Chief Administrative Officer, Chief Financial Officer,
Thomas Hendrickson	Treasurer and Director
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Jonathan Seiffer	Director
Jonathan Seiffer

/s/ Jonathan Sokoloff	Director
Jonathan Sokoloff

/s/ Todd Purdy	Director
Todd Purdy

/s/ Usama Cortas	Director
Usama Cortas

/s/ Jean-Marc Chapus	Director
Jean-Marc Chapus